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                            REVOLVING LOAN AGREEMENT

                                     between

                                  JACLYN, INC.

                                       And

                               HUDSON UNITED BANK




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                            Dated: December 23, 2002


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                            REVOLVING LOAN AGREEMENT
                            ------------------------

         This REVOLVING LOAN AGREEMENT is made this 23rd day of December, 2002, between JACLYN, INC. ("Borrower"), a corporation organized and existing pursuant to the laws of the State of Delaware having an address at 635 59th Street, West New York, New Jersey 07093 and HUDSON UNITED BANK ("Lender"), a New Jersey corporation, with a place of business at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Borrower has requested that Lender extend a THIRTY-TWO MILLION and 00/100 ($32,000,000.00) DOLLAR revolving credit facility, the proceeds of which will be used to repay existing indebtedness to Fleet Bank N.A. and to provide Borrower with working capital support including, without limitation, the issuance of letters of credit.

         WHEREAS, Lender is willing to extend the credit facility on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT
                                    ---------

         1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  1.1. "Account Debtor" shall mean any Person who is or may become obligated under or on account of any Receivable.

                  1.2. "Advance" shall mean any loan or advance made by Lender in connection with the Revolving Loan.

                  1.3. "Affiliate" shall mean any Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

                  1.4. "Authenticate" shall mean to sign or to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intent of the authenticating person to identify the person and adopt or accept a Record.

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                  1.5.     "Bank Accounts" shall have the meaning set forth in
Section 5.23 of this Agreement.

                  1.6. "Banking Day" shall mean any day on which commercial banks are not authorized or required to close in New Jersey.

                  1.7.     "Borrower" shall mean Jaclyn, Inc.
                            --------

                  1.8. "Borrowing Base Certificate" shall mean a borrowing base certificate substantially in the form of Exhibit C attached hereto.

                  1.9.     "Intentionally omitted"
                            ---------------------

                  1.10. "Code" shall mean the Internal Revenue Code of the United States.

                  1.11. "Collateral" shall mean all of the Property and interests in Property described in the General Security Agreement, and all other personal property of Borrower and interests of Borrower in personal property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise including, without limitation, any proceeds and insurance proceeds of the foregoing.

                  1.12. "Default" shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

                  1.13. "Effective Tangible Net Worth" shall mean the total assets, less intangible assets, less due from Affiliates, officers and shareholders, less total liabilities plus subordinated debt, all as reflected on the financial statements of Borrower submitted to Lender in accordance with
Article 6.

                  1.14. "Eligible Inventory" shall mean Inventory which has been identified and described on the monthly reports to be submitted in accordance with Section 6.2 and the quarterly inventory report to be submitted in accordance with Section 6.4, is represented by Borrower (by its acceptance of Revolving Loans thereon) as meeting all of the following criteria on the date of any Revolving Loan based thereon and thereafter while any Obligation is outstanding:

                  (a) Borrower or a Guarantor is the sole owner of the Inventory; none of the Inventory is being held or shipped by Borrower or the Guarantor on a consignment or approval basis; Borrower or the Guarantor has not sold, assigned or otherwise transferred all or any portion thereof; and none of the Inventory is subject to any claim, lien or security interest;

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                  (b)      If any of the Inventory is represented or covered by
any document of title, instrument or chattel paper, Borrower is the sole owner of all such documents, instruments and chattel paper, all thereof are in the possession of Borrower to the extent that such possession is necessary for the perfection of Lender's security interest therein pursuant to the UCC, none thereof has been sold, assigned or otherwise transferred, and none thereof is subject to any claim, lien or security interest other than the foregoing security interest in favor of Lender; and

                  (c) The Inventory consists of saleable non-obsolete finished goods manufactured or acquired by Borrower in the ordinary course of Borrower's business, as conducted, subject to its contract or sole possession and located in compliance with Section 5.15 of this Agreement or at locations for which, if requested by Lender, landlord or bailee waivers in form and substance approved by Lender, which approval will not be unreasonably withheld, have been executed and delivered by such landlord or bailee to Lender, or in transit by ship from foreign manufacturers pursuant to Letters of Credit.

                  1.15. "Eligible Receivables" shall mean and include only Receivables of Borrower or a Guarantor, the records and accounts of which are located in compliance with Section 5.14 of this Agreement, arise out of sales in the ordinary course of Borrower's business, made by Borrower to a Person which is not an Affiliate of Borrower nor an employee of Borrower nor controlled by an Affiliate of Borrower, which do not then violate in any material respect any warranty with respect to Eligible Receivables set forth in the General Security Agreement and except for receivables from Wal-Mart, Kohl's, Sears, Target Corporation, and May's Department Stores, such receivables are insured pursuant to credit insurance described in Section 8.6. No Receivable shall be an Eligible Receivable if more than ninety (90) days have passed since the original invoice date and the Inventory covered by such Receivable were shipped to the customer on or prior to the invoice date, or the services described in such invoice were provided on or prior to the invoice date. Lender may treat any Receivable as ineligible if:

                           (a)      any warranty contained in this Agreement or
in the General Security Agreement with respect to Eligible Receivables or any warranty with respect to such Receivable contained in this Agreement or in the General Security Agreement has been breached in any material respect; or

                           (b)      the Account Debtor has disputed liability
with respect to more than fifty (50) percent of the face amount thereof (except that

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with respect to such Receivable the undisputed amount shall be considered eligible provided such Receivable would otherwise be considered an Eligible Receivable), or made any claim with respect to such Receivable or with respect to any other Receivable due from such customer or Account Debtor to Borrower, with respect to any Receivable which Lender, in the good faith exercise of its credit judgment, deems material; or

                           (c)      the Account Debtor has filed a case for
bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account Debtor, or if the Account Debtor has assigned for the benefit of creditors, or if the Account Debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

                           (d)      if the Account Debtor is also a supplier to
or creditor of Borrower or if the Account Debtor has or asserts any right of offset with respect to any Receivable or asserts any claim or counterclaim against Borrower with respect to any Receivable or otherwise in each case in excess of fifty (50) percent of the face amount of the applicable Receivable (except that with respect to such Receivable the undisputed amount shall be considered eligible provided such Receivable would otherwise be considered an Eligible Receivable); or

                           (e)      the sale is to an Account Debtor outside the
United States, unless the sale is on letter of credit, acceptance or other terms acceptable to Lender; or

                           (f)      fifty (50) percent or more of the
Receivables of any Account Debtor and its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates may be deemed ineligible by Lender under this Agreement; or

                           (g)      it relates to a sale of goods or services to
the United States of America, or any agency or department thereof, unless Borrower assigns its right to payment of such Receivable to Lender, in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or

                           (h)      it relates to sale of goods or services to a
state or local governmental authority or an agent or department thereof; or

                           (i)      it relates to intercompany sales, employee
sales or any Receivable due from an Affiliate of Borrower; or

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                           (j)      it consists of a sale to an Account Debtor
on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or

                           (k)      the Account Debtor is located in a state in
which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualifications to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

                           (l)      the Receivable is evidenced by chattel paper
or an instrument of any kind which has not been assigned or endorsed and delivered to Lender and such endorsement is necessary to perfect the security interest in and to such chattel paper or instrument granted by Borrower in favor of Lender pursuant to the General Security Agreement; or

                           (m)      the Receivable arises from a sale of goods
or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

                           (n)      except with respect to any Receivable for
which credit insurance described in Section 8.6 shall have been obtained, if Lender believes, in the exercise of its good faith credit judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor's financial inability to pay.

                  1.16. "Environment" shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

                  1.17. "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of "hazardous substances" and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                  1.18. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  1.19. "Events of Default" shall have the meaning set forth in Article 12 of this Agreement.

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                  1.20.    "Fiscal Year" shall mean with respect to any Person,
a year of 365 or 366 days, as the case may be, ending on the last day of June in any calendar year.

                  1.21. "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated or permitted to be adopted by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

                  1.22. "General Security Agreement" shall mean the general security agreement dated the date hereof executed and delivered by Borrower to Lender as the same may be amended, modified or supplemented from time to time.

                  1.23. "Governmental Rules" shall have the meaning given to such term in Section 5.24 of this Agreement.

                  1.24.    "Guarantor" shall mean Bonnie International (Hong
Kong) Ltd., JLN, Inc., The Bag Factory Inc., Investments (JLN) Inc., Max N. Nitzberg, Inc., Topsville, Inc., Josell Global Sourcing Ltd., and any other Person who shall, at any time, agree to be a guarantor or surety for Borrower.

                  1.25. "Indebtedness" shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable and the Obligations, but only to the extent that such obligations are required to be capitalized on the financial statements of the Person incurring such obligations.

                  1.26. "Inventory" shall have the meaning given to such term in the General Security Agreement.

                  1.27. "Letter of Credit" shall mean any documentary letter of credit issued by Lender for the account of Borrower or any Guarantor for the acquisition of Inventory or any air releases, guaranties or similar documents issued by Lender in connection therewith.

                  1.28. "LIBOR" shall mean the London Inter-Bank Offered Rate as quoted in the "Money Rates" section of The Wall Street Journal.

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                  1.29.    "Loan Documents" shall mean this Agreement, the
General Security Agreement and all other documents and instruments to be delivered by Borrower or any other Person under or in connection with this Agreement or the Loans, as the same may be amended, modified or supplemented from time to time.

                  1.30.    "Loan Interest Rate" shall mean Lender's Prime Rate.

                  1.31. "Loans" shall mean the loans and advances made by Lender under this Agreement, including all Advances.

                  1.32.    Intentionally omitted
                           ---------------------

                  1.33. "Material Adverse Effect" shall mean any material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and the Guarantors taken as a whole; (b) Borrower's ability to pay or perform the Obligations in accordance with their terms; (c) the value, collectability or salability of the Collateral taken as a whole or the perfection or priority of Lender's liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender under this Agreement and the other Loan Documents.

                  1.34. "Maximum Facility" shall mean THIRTY-TWO MILLION and 00/100 (32,000,000.00) Dollars.

                  1.35. "Notice of Borrowing" shall mean a borrowing request in a Record substantially in the form of Exhibit B attached hereto.

                  1.36. "Obligations" shall mean and include all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, under or in connection with this Agreement and the other Loan Documents, including, without limitation, Lender's indemnity obligations to Fleet National Bank in accordance with Section 2.B hereof, whether direct or indirect, absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, fees, reasonable out of pocket attorneys' fees and expenses, and any other sum chargeable to Borrower under this Agreement or the other Loan Documents.

                  1.37. "Person" shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

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                  1.38.    "Plan" shall mean an employee benefit plan or other
plan now or hereafter maintained for employees of Borrower or any subsidiary of Borrower and covered by Title IV of ERISA

                  1.39. "Prime Rate" means the fluctuating rate of interest, which is determined periodically, announced from time to time by Lender as its "Prime Rate".

                  1.40. "Property" shall have the meaning set forth in the General Security Agreement.

                  1.41. "Receivables" shall have the meaning set forth in the General Security Agreement.

                  1.42. "Record" shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form. If Lender so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise authenticated by Borrower.

                  1.43. "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

                  1.44. "Revolving Loan" shall mean the Advances to be made by Lender to Borrower pursuant to Section 2.1 of this Agreement, and all interest thereon and all fees, costs and expenses payable by Borrower in connection therewith.

                  1.45. "Revolving Note" shall mean, the promissory note substantially in the form annexed hereto as Exhibit A, to be given by Borrower to Lender to evidence the Revolving Loan.

                  1.46. "Solvent" shall mean when used with respect to any Person, such Person (i) owns property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its then existing business.

                  1.47. "Termination Date" shall mean the earlier of December 1, 2004, or the date on which Lender terminates this Agreement pursuant to
Section 12.1 of this Agreement.

                  1.48. "UCC" means the Uniform Commercial Code as in effect from time to time.

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         2.       THE REVOLVING LOAN.
                  ------------------

                  2.1. Advances. Subject to the terms and conditions of this Agreement including, without limitation, the Maximum Facility and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default shall have occurred and shall be continuing, Lender shall make Advances to Borrower on its request, from time to time during the term of this Agreement in an amount ("Borrowing Capacity") not to exceed at any one time outstanding the lesser of:

                           (a)      TWENTY-TWO MILLION and 00/100
(22,000,000.00) Dollars, or

                           (b)      the sum of (i) eighty-five (85) percent of
the face amount of Borrower's Eligible Receivables, (ii) fifty (50) percent of the Value of Borrower's Eligible Inventory, and (iii) fifty (50) percent of the outstanding face amount of Letters of Credit issued under this Agreement, plus in each case, for the period from July 1 through September 30 only, $5,000,000.00 provided an officer of Borrower submits to Lender an Authenticated Record within ten (10) days of the end of July, August and September stating that sixty-five (65) percent of the value of all Eligible Inventory is subject to confirmed bona fide purchase orders with unrelated third parties. Value shall mean the lower of cost or the fair market value of such Inventory, as reflected on the books and records of Borrower.

                  For the purpose of calculating the Borrowing Capacity under Subsection 2.1(b), the face of all Letters of Credit shall be deducted from such sum. Within the limits of the Borrowing Capacity, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances.

                  2.2. Overline. Borrower acknowledges that Lender has advised Borrower that Lender does not intend to permit Borrower to incur Obligations at any time in an outstanding principal amount exceeding either the Borrowing Capacity or the Maximum Facility; however, it is agreed that should the Obligations of Borrower to Lender incurred under the Loans or otherwise exceed either then, all such Obligations shall (a) constitute Obligations under this Agreement, (b) be entitled to the benefit of all security and protection under this Agreement and the other Loan Documents, (c) be secured by the Collateral and (d) be payable immediately without notice or demand by Lender.

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                  2.3.     Reserves. The Borrowing Capacity shall be subject to
such reserves as Lender shall deem necessary in the exercise of its good faith credit judgment.

                  2.4. Manner of Borrowing. Each Advance shall be requested in an Authenticated Record sent via facsimile or electronic transmission including, without limitation, via e-mail by a Notice of Borrowing executed by an authorized officer of Borrower, not later than 3:00 p.m. Eastern Time on any Banking Day on which an Advance is requested. Provided that Borrower shall have satisfied all conditions precedent set forth in this Agreement, including the reaffirmation of the representations and warranties and covenants as required under Article 10 of this Agreement, and Borrower shall have sufficient Borrowing Capacity to permit an Advance under this Agreement in accordance with Section
2.1 of this Agreement, Lender shall make the Advance to Borrower in the amount requested in the Record by Borrower in immediately available funds for credit to any account of Borrower (other than a payroll account) at Lender.

                  2.5. Evidence of Borrower's Obligations. Borrower's obligation to pay the principal of, and interest on, the Advances made to Borrower shall be evidenced by the Revolving Note executed by Borrower and delivered to Lender.

                  2.6. Payment on Termination Date. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon and all fees and other amounts payable under this Agreement and the Loan Documents, shall be due and payable in full, on the Termination Date.

                  2.A      Letters of Credit. At the request of Borrower or a
Guarantor, and upon execution of Lender's customary Letter of Credit documentation, Lender shall issue Letter(s) of Credit on behalf of Borrower or a Guarantor. The Letters of Credit shall be on terms mutually acceptable to Lender and Borrower or the Guarantor, as the case may be, and no Letter of Credit shall have an expiration date later than ninety (90) days after the Termination Date and shall not contain an evergreen clause or any other automatic renewal provision. Any drawing under the Letter of Credit shall be deemed an Advance made to Borrower, without request therefore, immediately upon payment on any such draft or drawing. In connection with the issuance of a Letter of Credit, Borrower shall pay to Lender an issuance fee of $275.00 and a wire fee of $35.00. In addition, Lender shall charge Borrower its standard discrepancy fees as they may vary from time to time. If there is any dispute between the beneficiary and Borrower or the Guarantor regarding the terms and conditions of

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any Letter of Credit or the issuance or the payment of any drawing(s) under any such Letter of Credit, any such dispute shall be solely between the beneficiary and Borrower and/or the Guarantor and Borrower shall be obligated to pay to Lender any and all amounts paid by Lender, in the absence of Lender's gross negligence or willful misconduct, to the beneficiary of the Letter of Credit without any defense, counterclaim or set-off, all of which are expressly waived.

                  Subject to the terms and conditions of this Agreement, for so long as no Event of Default shall exist and be continuing, Lender shall issue Letters of Credit in its discretion at the request of Borrower or a Guarantor having an aggregate outstanding face amount equal to the lesser of (a) the Maximum Facility or (b) the amount calculated in accordance with Subsection 2.1(b). The sum calculated in accordance with clause (b) of the immediately preceding sentence shall be reduced by the outstanding principal balance of all Revolving Loans as they may vary from time to time.

                  Lender has previously issued Letters of Credit for the account of Borrower and/or Guarantors. These Letters of Credit shall be considered issued under and in accordance with the terms and conditions of this Agreement and shall be subject to all of the benefits of and secured by the Collateral described in the General Security Agreement and the various Guaranty and Security Agreements.

                  2.B.     Fleet Indemnity.
                           ---------------

                  At the request of Borrower, Lender has executed and indemnity letter in favor of Fleet National Bank as set forth on Exhibit F hereto. Such indemnity letter indemnifies Fleet National Bank in connection with letters of credit issued on behalf of Borrower or its Affiliates. Pursuant to such indemnity letter, Lender is obligated to indemnify and reimburse Fleet National Bank for claims arising out of such letters of credit. Lender's obligations in connection with such indemnity letter shall be considered an Obligation or Obligations under this Agreement. So long as the indemnity letter is in effect, the maximum amount of Lender's liability to Fleet National Bank thereunder shall reduce the amount of funds the Borrower may obtain under Section 2 hereof. If there is any dispute between Fleet National Bank and Borrower and/or Lender arising out of any such letter of credit (including, without limitation, any drawing under any such letter of credit), any such dispute shall be solely the Borrower's responsibility, and Borrower shall be obligated to pay Lender any and all amounts paid by Lender to Fleet National Bank without any defense, counterclaim or setoff, all of which are expressly waived; provided, that the

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foregoing shall not be considered a waiver of any defense, counterclaim or setoff that may be available to Borrower against or in respect of Fleet National Bank.

         3.       LENDER'S COMPENSATION.
                  ---------------------

                  3.1. Interest on Advances. Except as provided below, Borrower shall pay interest monthly, in arrears, on the first day of each month, commencing January 1, 2003 on the average daily unpaid principal amount of the Revolving Loan at a fluctuating rate which is equal to the Loan Interest Rate or, as provided below, the LIBOR rate. Notwithstanding the foregoing, on and after the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the Revolving Loan at a rate which is three (3) percent per annum above the Prime Rate; provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

                  Notwithstanding the foregoing, Borrower, at the time of any Advance, shall be permitted to fix the interest rate payable on such advance for a period of one, two or three months based on the corresponding LIBOR rate for such time period plus two hundred fifty (250) basis points. The interest on any such fixed rate Advance shall be due and payable on the maturity date of such Advance.

                  3.2. Field Examination Fees. Borrower shall promptly reimburse Lender for all reasonable out of pocket costs and expenses associated with periodic field examinations as deemed necessary by Lender; provided, that so long as no Event of Default shall have occurred and is continuing, Lender shall only conduct one such periodic field examination during any twelve (12) month period; and further, provided, that the total amount of costs and expenses for which Borrower shall be required to reimburse Lender in any twelve (12) month period during the term of this Agreement shall not exceed $5,000.00 except the initial field examination in connection with the closing of the Loans.

                  3.3. Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

                  3.4. Payments. All payments with respect to the Obligations shall be charged by Lender to Borrower's demand account deposit maintained with Lender without any defense, offset or counterclaim of any kind. Whenever any payment to be made shall otherwise be due on a day that is not a

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Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment. Lender may make an Advance to reimburse itself for any payments on the Obligations (including fees and expenses payable by Borrower), which are not paid when due, without notice or demand to Borrower. Any delay or failure by Lender submitting any invoice for such interest or fee or in the making of an Advance against the Revolving Loan shall not discharge or relieve Borrower of its obligation to make such interest or fee payment.

          4. APPLICATION OF PROCEEDS. The proceeds of the Advances shall be used solely by Borrower to repay existing indebtedness incurred in connection therewith, for working capital purposes, and otherwise as permitted by this Agreement and the other Loan Documents.

         5. INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, Borrower makes the following representations and warranties to
Lender:

                  5.1. Organization and Qualifications. Borrower is a corporation duly organized and existing under the laws of the State of Delaware. Borrower's tax identification number is 22-1432053, and its organizational identification number is 0684419. Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.2. Name and Address. During the preceding five (5) years, Borrower has not been known by any other corporate or fictitious name, except as set forth on Schedule 5.2 attached hereto. Borrower's principal office on the date hereof is at the address set forth above.

                  5.3. Structure. Borrower has no subsidiaries or Affiliates on the date hereof, except as set forth on Schedule 5.3 attached hereto.

                  5.4. Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by Borrower or the Guarantors under this Agreement and the creation of all liens and security interests provided for herein are within Borrower's corporate power, have been duly authorized by all necessary or proper corporate action

(including the consent of shareholders where required), are not in contravention of any agreement or indenture to which Borrower is a party or by which it is bound, or of the Certificate of Incorporation or By-Laws of Borrower, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender, other than agreements that comprise Collateral and that by their respective terms may not be pledged, assigned or otherwise transferred and which, individually or in the aggregate, are not material.

                  5.5.     Solvent Financial Condition. Borrower is Solvent.
                           ---------------------------

                  5.6. Financial Statements. The unqualified audited financial statements of Borrower as of June 30, 2002, copies of which have been delivered to Lender, fairly present Borrower's financial condition and results of operations as relevant and as of such date and there has been no Material Adverse Effect since such date. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any unfavorable commitments which were required to be disclosed in such financial statements but which were not disclosed.

                  5.7. Joint Ventures. On the date hereof, Borrower is not engaged in any joint venture or partnership with any other Person.

                  5.8. Real Estate. Attached hereto as Schedule 5.8 is a list showing all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

                  5.9. Patents, Trademarks, Copyrights and Licenses. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business and, to the best of Borrower's knowledge, without any conflict with the rights of others. All such registered patents, registered trademarks, service marks, trade names, registered copyrights and licenses for the manufacture or sale of products in the ordinary course of business existing on the date hereof are listed on Schedule 5.9 attached hereto, if any.

                  5.10. Existing Business Relationship. To the knowledge of Borrower, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers which individually or in the aggregate would have a Material Adverse Effect.

                  5.11. Investment Company Act: Federal Reserve Board Regulations. Borrower is not an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80(a)(1), et seq.). The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board. Borrower will not take, or authorize any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

                  5.12. Tax Returns. Borrower and the Guarantors have filed all tax returns (Federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. No assessments have been made against Borrower or any Guarantor(s), by any taxing authority nor has any penalty or deficiency been made by any such authority. To the best of Borrower's knowledge, no Federal income tax return of Borrower or any Guarantor, is being examined on the date hereof by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested on the date hereof by Borrower or any Guarantor.

                  5.13. Litigation. Except as disclosed in Schedule 5.13, no action or proceeding is now pending or, to the knowledge of Borrower, is threatened against Borrower or any Guarantor, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, in any case, would, individually or in the aggregate, have a Material Adverse Effect and neither Borrower nor any Guarantor, has accepted liability for any such action or proceeding. There is no proceeding pending before any governmental agency (Federal, state or local) and, to the best of Borrower's knowledge, no investigation has been commenced before any such governmental agency the effect of which, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect.

                  5.14.    Receivables Locations. Annexed hereto as Schedule
5.14 is a list showing all places at which Borrower presently maintains records relating to Receivables on the date hereof.

                  5.15. Inventory Locations. Annexed hereto as Schedule 5.15 is a list showing all places where Borrower on the date hereof maintains Inventory. Such list indicates whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

                  5.16.    Equipment List and Locations. Annexed hereto as
Schedule 5.16 is a list showing the places where Borrower's Equipment is located on the date hereof. Such list indicates whether such premises are owned or leased by Borrower or whether the premises are the premises of another third party, and if leased, the name and address of such third party.

                  5.17. Title/ Liens. Borrower has good and marketable title to the Collateral as sole owner thereof. There are no existing liens on any Property of Borrower, except for (i) liens in favor of Lender, (ii) liens described in Schedule 5.17 and (iii) liens permitted by Section 9.5.

                  5.18. Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described in Schedule 5.18.

                  5.19. ERISA Matters. The present value of all accrued vested benefits under any Plan (calculated on the basis of the actuarial evaluation for the Plan) did not exceed as of the date of the most recent actuarial evaluation for such Plan the fair market value of the assets of such Plan allocable to such benefits. Borrower is not aware of any information since the date of such evaluation which would affect the information contained therein. Such Plan does not presently have an accumulating funding deficiency, as that term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived), no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to the Plan which would have a Material Adverse Effect, and there has not been any Reportable Event which presents a risk of termination of the Plan by the Pension Benefit Guaranty Corporation which would have a Material Adverse Effect. Borrower has not engaged in any transaction which would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code which would have a Material Adverse Effect.

                  5.20. O.S.H.A. Borrower has duly complied with, and its facilities, business, leaseholds, Equipment and other property are in compliance in all respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules except for failure to comply which would not have a Material Adverse Effect. There are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, Equipment or other property under any such Governmental Rules which would, individually or in the aggregate, have a Material Adverse Effect.

                  5.21.    Intentionally omitted.
                           ---------------------

                  5.22. Labor Disputes. There are no pending or, to Borrower's knowledge, threatened labor disputes which could have a Material Adverse Effect.

                  5.23. Location of Bank and Securities Accounts. Annexed hereto as Schedule 5.23 hereto sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by Borrower on the date hereof (collectively, "Bank Accounts"), together with a description thereof.

                  5.24. Compliance With Laws. Borrower is in compliance with all Federal, state and local governmental rules, ordinances and regulations ("Governmental Rules") applicable to its ownership or use of properties or the conduct of its business except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.25. No Other Violations. Borrower is not in violation of any term of its Certificate of Incorporation or By-laws and no event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its Property may be affected, which would have a Material Adverse Effect, or (b) the imposition of any lien on any Property of Borrower.

                  5.26. Survival of Representations and Warranties. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or in any other Loan Documents shall be true in all material respects at the time of Borrower's execution of this Agreement and the other Loan Documents, and Lender's right to bring an action for breach of any such representation or warranty or to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

         6. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrower shall have any Obligations to Lender under this Agreement, Borrower shall deliver to Lender, or shall cause to be delivered to
Lender:

                  6.1.     Borrowing Base Certificate. Monthly (within twenty
(20) days after the end of each month) and contemporaneously with each request for an Advance, a completed and executed Borrowing Base Certificate.

                  6.2. Monthly Reports. Within twenty (20) days after the end of each month, an accounts receivable aging, an inventory, designation statement and a corporate daybook summary of sales and backlog, all in form approved by Lender, which approval will not be unreasonably withheld, prepared by Borrower together with a compliance certificate in the form of Exhibit D attached hereto; provided, that the inventory designation statement only shall not be required for the last month of a quarter for which a physical inventory required by Section 6.4 shall be required.

                  6.3.     Annual Financial Statements. Within one hundred fifty
(150) days after the close of each Fiscal Year of Borrower, a complete copy of Borrower's annual report on Form 10-K filed with the United Stated Securities and Exchange Commission containing an unqualified audit report on the financial statements of Borrower contained therein prepared by an independent certified public accountant, consisting of a balance sheet, statements of operations, statements of stockholders' equity and statements of cash flow.

                  6.4. Quarterly Inventory Report. Within thirty (30) days after the end of each quarter, a complete copy of Borrower's physical inventory performed as of the end of such quarter together with such other information related thereto as Lender may reasonably request.

                  6.5. Insurance. Annually, within thirty (30) days of the renewal date of such insurance policy, evidence of insurance in form and content approved by Lender which approval will not be unreasonably withheld and otherwise in compliance with Section 8.6 of this Agreement, together with a copy of the original insurance policy.

                  6.6. Notice of Event of Default and Adverse Business Developments. Promptly after becoming aware of the existence of an Event of Default including, without limitation, the following:

                           (a)      any dispute that may arise between Borrower
and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of Borrower or Guarantor if any which adversely determined, would have, individually or in the aggregate, a Material Adverse Effect;

                           (b)      any labor controversy resulting in or
threatening to result in a strike or work stoppage against Borrower;

                           (c)      any proposal by any public authority to
exercise its eminent domain powers to acquire the assets or business of Borrower;

                           (d)      the location of any Collateral other than at
Borrower's place of business or as permitted under this Agreement;

                           (e)      any proposed or actual change of Borrower's
name, identity, state of organization or corporate structure; or

                           (f)      any other matter which has resulted or may
result in a Material Adverse Effect.

         In each case, Borrower will provide Lender with telephonic notice followed by notice in a Record specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

                  6.7. Other Information. Such other information respecting the financial condition of Borrower or any Guarantor, or any Property of Borrower or a Guarantor in which Lender may have a lien as Lender may from time to time reasonably request.

         7. ACCOUNTING. Lender may account monthly to Borrower with respect to the amounts due in connection with the Loans and Letters of Credit. Each and every account shall be deemed final, binding and conclusive upon Borrower in all respects, as to all matters reflected therein, unless Borrower, within one hundred twenty (120) days after the date the account was rendered, delivers to Lender notice in a Record of any objections which Borrower may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. If Borrower disputes the correctness of any statement, Borrower's notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

         8. AFFIRMATIVE COVENANTS. Borrower represents and warrants that, so long as it shall have any Obligations to Lender under this Agreement, Borrower will:

                  8.1. Business and Existence. Preserve and maintain Borrower's separate existence and rights, privileges and franchises.

                  8.2. Trade Names. Transact business in Borrower's own name other than for the trade names set forth on Schedule 5.9 and invoice all of Borrower's Receivables in Borrower's own name or the names "Bonnie", "Jaclyn Apparel", "Aetna", "Banner New York" and/or "Shane" unless Borrower shall have provided thirty (30) days prior notice in writing to Lender of the use of a new or additional name.

                  8.3. Transactions with Affiliates. Whenever Borrower engages in transactions with any of Borrower's Affiliates, conduct the same on an arms-length basis or other basis more favorable to Borrower.

                  8.4. Taxes. Pay and discharge all taxes, assessments, government charges and levies imposed upon Borrower, Borrower's income or Borrower's profits or upon any Property belonging to Borrower prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings, if necessary, being diligently conducted, or appropriate reserves therefore have been established. Borrower will pay all costs to be paid on taxes, assessments or governmental charges levied, assessed, imposed or payable upon or with respect to the Inventory, Equipment or other Collateral or any part thereof except where the same may be contested in good faith, by appropriate proceedings, if necessary, being diligently conducted or appropriate reserves therefore have been established.

                  8.5. Compliance with Laws. Comply with all Governmental Rules applicable to Borrower including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes, where the failure to comply would have individually or in the aggregate a Material Adverse Effect.

                  8.6. Maintain Properties: Insurance. Safeguard and protect all Property used in the conduct of Borrower's business and keep all of Borrower's Property insured with insurance companies licensed to do business in the states where the Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time reasonably request, in amounts usually carried on similar Property by similar companies. In addition to the foregoing, Borrower shall maintain credit insurance in form and content acceptable to Lender in the exercise of its reasonably credit judgment insuring all of Borrower's and each Guarantor's Eligible Receivables except for those from Wal-Mart, Kohl's, Target, Sear's and May Department Stores with insurance companies and in amounts acceptable to Lender in the exercise of its reasonable credit judgment. As of the date of this Agreement, Kemper Insurance Company and its Affiliates are acceptable to Lender as insurance carriers. If requested by Lender, Borrower shall deliver complete, certified to be true copies of each insurance policy or policies or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as lender/loss payee with reference to the foregoing credit insurance and hazard insurance insuring the Collateral, and as additional insured with respect to the foregoing required insurance other than credit insurance and hazard insurance insuring the Collateral, and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days' prior written notice to Lender. All insurance proceeds received by Lender shall be retained by Lender and shall promptly be applied to the payment of such portion of the Obligations as Lender may determine in Lender's sole discretion; provided, that if no Obligations shall then be outstanding, Lender shall, within three (3) Banking Days, deliver such proceeds, in kind, to Borrower. Borrower shall promptly notify Lender of any event or occurrence causing a material loss or a material decline in the value of Property or the existence of an event justifying a material claim under any insurance and the estimated amount thereof.

                  8.7. Business Records. Keep adequate records and books of account with respect to Borrower's business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower; and Borrower shall maintain its primary operating account with Lender.

                  8.8. Litigation. Give Lender prompt notice of any suit at law or in equity against Borrower involving money or property except where the uninsured portion of such claim would be less than $100,000.00.

                  8.9. Damage or Destruction of Inventory. Maintain or cause to be maintained in good condition and preserve the Inventory from material loss, damage, or destruction of any nature whatsoever and provide Lender with prompt notice in a Record of any material destruction or material damage to any Inventory and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of the Inventory.

                  8.10. Name Change. Provide Lender with not fewer than thirty (30) days notice in an Authenticated Record prior to any proposed change of name or the creation of any subsidiary.

                  8.11. Access to Books and Records. Provide Lender with such reports and with such access, upon reasonable advance notice and during Borrower's normal business hours, to Borrower's books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby. Upon reasonable advance notice, Lender may examine and inspect the Inventory, Equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto at any time during Borrower's normal business hours. Borrower shall maintain records respecting Inventory, including a perpetual inventory, and all other Collateral at all times that are full, accurate and complete in all material respects.

                  8.12.    Solvent. Continue to be Solvent.
                           -------

                  8.13. Compliance With Environmental Laws. Comply with all applicable Environmental Laws except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  8.14. Compliance with ERISA and other Employment Laws. Comply with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  8.15.    Intentionally Omitted.
                           ---------------------

                  8.16. Delivery of Documents. Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, in order to perfect its security interest in and to such Property or, after the occurrence and during the continuance of an Event of Default and in connection with the exercise of the rights and remedies of Lender pursuant to the Loan Documents or applicable law, to realize the full value of such Property, promptly deliver them to Lender appropriately endorsed. Borrower waives protest regardless of the form of the endorsement. If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower's behalf.

                  8.17. Securities and Exchange Commission. File any and all reports required to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities and Exchange Act of 1934 as amended as and when due (after taking into account such extensions as shall be available under such laws).

                  8.18. Inactive Affiliates. Promptly notify Lender in writing if Aetna Handbags of Haiti S.A., Bonlyn Taiwan Co. Ltd. and/or Cosmopolitan of Haiti S.A. actively commence doing business. If any such entity commences actively conducting business, Borrower shall cause such entity to grant Lender a perfected security interest in all the tangible and intangible assets of such entity and to execute and deliver to Lender a guaranty and security agreement in the form executed by the Guarantors and such other documents as Lender may reasonably request.

                  8.19. Insurance on Guarantors' Property. Cause each Guarantor to safeguard and protect all of its Property, used in the conduct of its business and keep all of its Property insured with insurance companies licensed to do business in the states where the Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time reasonably request, in amounts usually carried on similar Property by similar companies. All insurance proceeds received by Lender shall be retained by Lender and shall immediately be applied to the payment of such portion of the Obligations as Lender may determine in Lender's sole discretion; provided, that if no Obligations shall then be outstanding, Lender shall, within three (3) Banking Days, deliver such proceeds, in kind, to Borrower on behalf of the Guarantor incurring the particular insured loss. Borrower shall cause each Guarantor to promptly notify Lender of any event or occurrence causing a material loss or a material decline in the value of Guarantor's Property or the existence of an event justifying a material claim under any insurance and the estimated amount thereof.

         9. NEGATIVE COVENANTS. So long as Borrower shall have any Obligation to Lender under this Agreement and unless Lender has first consented thereto in an Authenticated Record, Borrower shall not:

                  9.1. Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of Borrower's business;
(iii) purchase money financing and equipment leases for new equipment which together with all purchase money financing and equipment leases for new equipment of all Guarantors does not exceed in the aggregate $100,000.00 in any Fiscal Year; and (iv) existing Indebtedness described on Schedule 7.18.

                  9.2. Mergers; Consolidations; Acquisitions. Enter into any merger, consolidation, reorganization or recapitalization with any other Person other than a Guarantor, or acquire all or any substantial part of the Properties of any Person except (i) a Guarantor, or (ii) where the cost of any such merger(s), consolidation(s) or acquisition(s) in any Fiscal Year does not exceed $1,000,000.00 in the aggregate and Borrower is the surviving entity; or take any steps in contemplation of dissolution or liquidation; except for Guarantors and other subsidiaries of Borrower who shall become Guarantors and who shall grant Lender a security interest in all of its assets, conduct any part of its business through any corporate subsidiary, unincorporated association or other Person other than for independent sales representatives and agents and other similar Persons engaged by Borrower in the ordinary course of business, or other than upon not less than thirty (30) days' written notice to Lender and, further provided such Person becomes a Guarantor and provides Lender with a security interest in all of its assets; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise where the cost of any such merger(s), consolidation(s) or acquisition(s) in any Fiscal Year does not exceed $1,000,000.00 in the aggregate.

                  9.3. Sale or Disposition. Sell or dispose of all or any Properties or grant any Person an option to acquire any such Property, provided, however, that the foregoing shall not prohibit sales of Inventory in the ordinary course of Borrower's business, or the sale of obsolete, worn out Property or Property no longer used in the ordinary course of Borrower's business.

                  9.4. Defaults. Permit the landlord of the leased premises of Topsville, Inc. located in Medlay, Florida, or any other landlord of any other premises leased by Borrower or any Guarantor, to declare a default under any lease with respect to such leased premises while Inventory of Borrower or any Guarantor is stored at such leased premises, which default remains uncured after any stated cure period or for a period in excess of thirty (30) days from its occurrence, whichever is less, unless such default is being contested by Borrower in good faith (and by appropriate proceedings if such proceedings are required to make a good faith contest) and such good faith contest is being diligently conducted.

                  9.5. Limitations on Liens. Suffer any lien, encumbrance, mortgage or security interest on any of its Property, except (i) purchase money liens on new equipment securing not more than $100,000.00 in the aggregate in any Fiscal Year less the aggregate amount of purchase money financing secured by liens, encumbrance, mortgage or liens on any Property of any Guarantor; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or which are being contested as contemplated by this Agreement and for which adequate reserves have been established; (iii) liens of lessors, landlords, and carriers, vendors, warehousemen, mechanics, laborers, repairmen, materialmen and the like incurred in the ordinary course of business for sums not yet due and payable or which are being contested as contemplated by this Agreement and which, individually or in the aggregate, are not material; (iv) liens incurred or deposits made in the ordinary course of business (1) in connection with workers' compensation, unemployment insurance and other types of social security, (2) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and similar obligations, in each case to the extent not incurred or made in connection with the borrowing of money, which individually or in the aggregate, are not material; (v) other deposits made to secure liability to insurance carriers under insurance arrangements; (vi) any attachment or judgment lien, unless the judgment it secures is not, within thirty (30) days discharged or appealed; (vii) as to real property owned by Borrower, leases or subleases granted to others, easements, rights-of-way, restrictions, and other similar charges and encumbrances granted, entered into or created in the ordinary course of business and which do not, individually or in the aggregate, present a reasonable, likelihood of a Material Adverse Effect; and (viii) such liens as appear on Schedule 5.17 attached hereto, if any.

                  9.6. Distributions. Make any capital distribution in Property or return of capital, or purchase or redeem any of its stock or other securities, or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower may purchase or redeem its stock or other securities or retire its stock up to an aggregate amount of $1,000,000.00 during the term of this credit facility.

                  9.7. Borrower's Name and Offices. Transfer Borrower's chief executive office or change its organizational name or office where it maintains its records (including computer printouts and programs) with respect to Receivables or any other Collateral, except on not less than thirty (30) days' prior written notice to Lender.

                  9.8. Fiscal Year. Change its Fiscal Year except on not less than thirty (30) days' prior written notice to Lender.

                  9.9. Change of Management. Promptly notify Lender by an Authenticated Record, if the chief financial officer is other than Anthony Christon or the president is other than Robert Chestnov.

                  9.10. Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person other than a Guarantor, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in its ordinary course of business as currently conducted.

                  9.11. Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral or other Property from the premises where such Collateral or Property is currently located and as set forth on Schedule 5.14,
5.15 or 5.16 of this Agreement, except on not less than thirty (30) days' prior written notice to Lender and except for sales of Inventory in the ordinary course of business.

                  9.12. Transfer of Notes or Accounts. Sell, assign, transfer, discount or otherwise dispose of any Receivables or any promissory note or other instrument payable to it with or without recourse except in the ordinary course of business.

                  9.13. Settlements. Compromise, settle or adjust any claim relating to any Receivable in excess of $350,000.00.

                  9.14. Change of Business. Cause or permit a material change in the nature of its business as conducted on the date of this Agreement.

                  9.15. Change of Accounting Practices. Change its present accounting principles or practices in any respect, except, upon notice to Lender in a Record, as may be required or by changes in, or permitted by GAAP.

                  9.16. Inconsistent Agreement. Enter into any agreement containing any provision which would be violated by the performance of Borrower's Obligations or other obligations under this Agreement or any other Loan Document if the result thereof would, individually or in the aggregate, be a Material Adverse Effect.

                  9.17. Loan or Advances. Make any loans or advances to any Person other than loans and advances to employees incurred in the ordinary course of business not in excess of $100,000.00 in the aggregate at any one time outstanding, and other than extensions of trade credit or similar advances to third parties in the ordinary course of business.

                  9.18. Investments. Make any investment in any Person including, without limitation, in any Affiliates or form any Affiliates or subsidiaries not existing on the date hereof, except (a) as permitted by Sections 9.2. and 9.6 and the other sections of this Agreement, and (b) investments in cash and cash equivalents, and, to the extent not included in the foregoing, the following: (i) direct obligations of the United States or any agency thereof, (ii) commercial paper of a domestic issuer rated highest by one of the major rating agencies, and (iii) stock, obligations and securities received in the settlement of debts created in the ordinary course of business not in excess of $100,000.00 in the aggregate at any one time outstanding.

                  9.19. Effective Tangible Net Worth. Permit Borrower's Effective Tangible Net Worth to be less than the amounts set forth below, tested quarterly, during the periods set forth below:

                     Amount                       Time Period
                     ------                       -----------

                  10,500,000.00           Fiscal Year ending June 2002

                  11,000,000.00           Fiscal Year ending June 2003

                  12,000,000.00           Fiscal Year ending June 2004
                  -------------           ----------------------------

         10.      CONDITIONS TO ADVANCES.
                  ----------------------

                  10.1. Lender's Right to Take Certain Actions. Lender's obligation to make any Advance is subject to the condition that, as of the date of the Advance, no Event of Default shall have occurred and be continuing and that the representations and warranties set forth in Article 5 of this Agreement and the representations and covenants set forth in the other Loan Documents continue to be true and complete in all material respects (provided, that as to representations and warranties that relate to a particular time or date, such representations and warranties shall continue to be true and correct in all material respects as of such particular time or date). Borrower's acceptance of each Advance under this Agreement shall constitute a confirmation of the foregoing. If requested by Lender, Borrower shall further confirm such matters by delivery of a Record dated the day of the Advance and signed by an authorized officer of Borrower.

         11. TERM. Unless sooner terminated by Lender pursuant to the terms of this Agreement, the period during which the Revolving Loan shall be available shall initially be a period commencing on the date hereof and concluding on the Termination Date.

         12.      EVENTS OF DEFAULT.
                  -----------------

                  12.1. Defaults. Upon the happening of any of the following events (individually, an "Event of Default," collectively, "Events of Default"):

                           (a)      if Borrower shall fail to make any payment
when due on any Obligation under this Agreement or any other Loan Document and such failure shall continue for a period of five (5) days; or

                           (b)      if Borrower shall fail to maintain the
insurance required by Section 8.6 or Section 8.19 of this Agreement; or

                           (c)      if Borrower shall fail to comply with any
term, condition, covenant or warranty of or in this Agreement other than the failure to maintain insurance in compliance with Section 8.6 and Section 8.19 of this Agreement, and such failure continues for a period in excess of fifteen
(15) days after notice thereof is given by Lender to Borrower; or

                           (d)      if Borrower shall fail to comply with any
term, condition, covenant, warranty or representation contained in any other agreement between Lender and Borrower executed and/or delivered in connection with the mortgage loan from the Lender to Borrower in original principal amount of $3,250,000.00 and the continuance of such failure beyond any applicable grace and/or notice period; or

                           (e)      if Borrower shall cease to be Solvent, make
an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code including provisions for reorganizations, shall be commenced by or against Borrower (and if commenced against Borrower, such case shall not have been discharged or dismissed within forty-five (45) days of its commencement) or if a receiver, trustee or equivalent officer shall be appointed for all or any of the Properties of Borrower; or

                           (f)      if any statement or representation contained
in any financial statement or certificate delivered by Borrower to Lender shall be false, in any material respect, when made; or

                           (g)      if any federal or state tax lien is filed of
record against Borrower or any Guarantor(s), if any, and is not bonded or discharged within sixty (60) days of filing, unless such lien is being contested by Borrower in good faith and, if necessary, by appropriate proceedings diligently conducted, or appropriate reserves therefore have been established and which, individually or in the aggregate, are not material; or

                           (h)      intentionally omitted; or

                           (i)      if a judgment shall be entered against
Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within thirty (30) days of entry, except a judgment where the uninsured portion of the claim together with the uninsured portion of all judgments against all Guarantors is less than $100,000.00 in the aggregate and the insurance companies has accepted liability for the insured portion of such judgments in writing; or

                           (j)      if any obligation of Borrower in respect of
any Indebtedness (other than Indebtedness to Lender) in an amount in excess of $500,000.00 shall be declared to be or shall become due and payable prior to its stated maturity; or

                           (k)      upon the happening of any Reportable Event
which constitutes grounds for the termination of any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court or administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and, in each case, such event, individually or in the aggregate, would result in a Material Adverse Effect; or

                           (l)      upon the occurrence and continuance of any
Material Adverse Effect which impairs Lender's security, increases Lender's risks; or impairs Borrower's ability to perform under this Agreement or under the other Loan Documents; or

                           (m)      upon the happening of any of the events
described in Subsections 12.1 (d), (e), (f), (g), (h), (i) or (j) with respect to any Guarantor, if any, or if any such Guarantor purports to terminate its guaranty or upon the death of a Guarantor, if any, that is a natural person, if any.

                  Then, and in any such event, Lender may terminate this Agreement without prior notice or demand to Borrower or may demand payment in full of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Agreement or otherwise.

                  12.2. Obligations Immediately Due. Upon the Termination Date for any reason, all of Borrower's Obligations to Lender including, but not limited to, the Loans shall immediately become due and payable without further notice or demand.

                  12.3. Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Receivables, General Intangibles, Inventory, Equipment, Fixtures, Investment Property, and other Collateral held by Lender under the General Security Agreement or under any other Loan Document.

         13. REMEDIES OF LENDER. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement, then Lender shall have, in addition to all of its other rights under this Agreement all of the rights and remedies provided in the General Security Agreement.

         14.      GENERAL PROVISIONS.
                  ------------------

                  14.1. Rights Cumulative. Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

                  14.2. Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. Lender shall have the right, without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender's interest in the Loans, to other financial institutions of the Lender's choice and on such terms as are acceptable to Lender in its sole discretion.

                  14.3. Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

                  If to Lender:                  Hudson United Bank
                                                 530 High Mountain Road
                                                 North Haledon, New Jersey 07508
                                                 Attention: David Yanagisawa
                                                 Tel: (973) 636-6024
                                                 Fax: (973) 636-6071

                  With a copy to:                Poff & Bowman LLC
                                                 1600 Route 208 North
                                                 Hawthorne, New Jersey 07507
                                                 Attention: Clinton A. Poff
                                                 Tel: (973) 636-9770
                                                 Fax: (973) 636-9777

                  If to Borrower:                Jaclyn, Inc.
                                                 635 59th Street
                                                 West New York, New Jersey 07093
                                                 Attn:  Robert Chestnov,
                                                        President
                                                 Attn:  Anthony Christon,
                                                        Chief Financial Officer
                                                 Tel: (201) 869-9400
                                                 Fax: (201) 295-8891

                  With a copy to:                William D. Freedman, Esq.
                                                 Jenkens & Gilchrist Parker
                                                 Chapin LLP
                                                 The Chrysler Building
                                                 405 Lexington Avenue
                                                 New York, New York 10174
                                                 Tel: (212) 704-6193
                                                 Fax: (212) 704-6288

                  14.4. Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Default or Event of Default by Borrower under this Agreement or any other Loan Document shall not suspend, waive or affect any other Default or Event of Default by Borrower under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

                  14.5. Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

                  14.6. Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

                  14.7. Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not a Default or an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment of or modification of this Agreement or any other Loan Document; (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (C) periodic audits and appraisals performed by Lender; (D) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or Borrower's affairs; (E) the perfection of any lien on the Collateral; (F) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, the Account Debtors; or (G) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys' fees and expenses arising from such services and all reasonable expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this
Section 14.7 shall be payable by Borrower to Lender, and shall be additional Obligations under this Agreement secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon, and will indemnify, defend and hold Lender harmless from and against any liability in connection therewith. Borrower shall also reimburse Lender for all other reasonable expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents.

                  14.8. Reimbursements Charged to Revolving Loan. With respect to any amount advanced by Lender and required to be reimbursed by Borrower pursuant to the foregoing provisions of Section 14.7, it is hereby agreed that Lender may charge any such amount to Borrowers' Revolving Loan on the dates such reimbursement is made. Borrower's obligations under Section 14.7 shall survive termination of the other provisions of this Agreement.

                  14.9.    Waiver of Right to Jury Trial.
                           -----------------------------

                           A.       Borrower and Lender recognize that in
matters related to the Loans and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). By execution of this Agreement, Lender and Borrower will give up their respective right to a trial by jury. Borrower and Lender each hereby expressly acknowledge that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Note and this Agreement.

                           B.       WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT
NOT PROHIBITED BY LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE LOAN, THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

                           C.       CERTIFICATIONS. BORROWER HEREBY CERTIFIES
THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

                  14.10. Indemnification by Borrower/Waiver of Claims. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other Person in connection with:

                           (a)      any investigation, action or proceeding
arising out of or in any way relating to this Agreement, any of the Loans, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

                           (b)      any taxes, liabilities, claims or damages
relating to the Collateral or Lender's liens thereon; or

                           (c)      the correctness, validity or genuineness of
any instrument or document that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or

                           (d)      any broker's commission, finder's fee or
similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

                  14.11. Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section
14.10 above may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 14.10.

                  14.12. Waiver. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

                  14.13. Entire Agreement; Amendments; Lender's Consent. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a Record Authenticated by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  14.14. Cross Default. Borrower hereby agrees that all the agreements between Borrower and Lender in connection with the mortgage loan from Lender to Borrower in the original principal amount of $3,250,000.00 are hereby amended so that an Event of Default under this Agreement is a default under all such other agreements and an Event of Default under any one of the other agreements is an Event of Default under this Agreement.

                  14.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  14.16. Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

                  14.17. Table of Contents; Headings. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

                  14.18. Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

         15.      GOVERNING LAW; CONSENT TO JURISDICTION.
                  --------------------------------------

                  (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW JERSEY, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW JERSEY, AND THE PROCEEDS OF THE REVOLVING NOTE DELIVERED PURSUANT THERETO WERE DISBURSED FROM THE STATE OF NEW JERSEY, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREIN, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW JERSEY SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE REVOLVING NOTE, AND THIS AGREEMENT AND THE REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

                  (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER, ANY GUARANTOR OR OTHER PARTY TO THIS TRANSACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN

ANY FEDERAL OR STATE COURT LOCATED IN NEW JERSEY, AND LENDER AND BORROWER WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER SHALL DESIGNATE FROM TIME TO TIME AN AUTHORIZED AGENT HAVING AN OFFICE IN THE STATE OF NEW JERSEY TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT AT SUCH ADDRESS AND WRITTEN NOTICE OF SUCH SERVICE ON SUCH BORROWER MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW JERSEY. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE OF ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW JERSEY (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW JERSEY OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. BORROWER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

WITNESS:                               HUDSON UNITED BANK


/s/ CLINTON A. POFF                    By: /s/ DAVID S. YANAGISAWA
------------------------------------       -------------------------------------
Clinton A. Poff                            David S. Yanagisawa
                                           Senior Vice President



WITNESS:                               JACLYN, INC.


/s/ WILLIAM D. FREEDMAN                By: /s/ ANTHONY CHRISTON
------------------------------------       -------------------------------------
William D. Freedman                        Name:  Anthony Christon
                                           Title: Chief Financial Officer
                                                  & Treasurer

                                    EXHIBIT A
                                    ---------

                                 REVOLVING NOTE

                                    EXHIBIT B
                                    ---------

                           FORM OF NOTICE OF BORROWING


Hudson United Bank
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

Re: Request for loan/advance


         The undersigned requests a $__________ loan advance pursuant to Section
2.1 of the Revolving Loan Agreement dated December 23, 2002 between Hudson United Bank and the undersigned (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

         Please deposit the requested loan advance to our operating account number _________. Please call the undersigned to confirm receipt of this fax at
____________.

         Thank you.


                                       JACLYN, INC.


                                       By:______________________________________
                                          (title)

                                    EXHIBIT C
                                    ---------

                           BORROWING BASE CERTIFICATE

                                    EXHIBIT D
                                    ---------

                             COMPLIANCE CERTIFICATE

Jaclyn, Inc. ("Borrower") hereby certifies to HUDSON UNITED BANK in accordance with the provisions of a Revolving Loan Agreement between Borrower and Lender dated the 23rd day of December 2002, as the same from time to time may be amended, supplemented or otherwise modified (the "Agreement") that:

         A.       General

                  (i) Borrower has complied in all material respects with all the terms, covenants and conditions of the Agreement which are binding upon them;

                  (ii) no Event of Default as defined in the Agreement has occurred and is continuing;

                  (iii) the representations and warranties contained in the Agreement are true in all material respects with the same effect as though such representations and warranties had been made on the date hereof except for those representations and warranties that relate to a particular time or date, which representations and warranties are true and correct in all material respects as of such particular time or date; and

         B.       Financial Covenants

                  As of the date hereof or, from such period as may be designated below, the computations, ratios and calculations as set forth below, are true and correct:

                  (a)      Effective Tangible Net Worth

                  WITNESS the signature of the undersigned duly authorized officer of Borrower on _____________, 20__.



                                       JACLYN, INC.

                                       By_______________________________________

                                       Name: ___________________________________

                                       Title:___________________________________

                                  Schedule 5.2

                      Other Corporate and Fictitious Names
                      ------------------------------------

                                      None

                                  Schedule 5.3

                           Subsidiaries and Affiliates
                           ---------------------------

         1. A list of the subsidiaries of Borrower is attached hereto, which list is incorporated by reference herein and made a part hereof.

         2. Abe Ginsburg, Chairman of the Executive Committee of Borrower, Allan Ginsburg, Chairman of Borrower, Robert Chestnov, President of Borrower, and Howard Ginsburg, Vice Chairman of Borrower, certain other family members, trusts and custodianships for the benefit of such individuals and family members, and Borrower are parties to an amended and restated stockholders agreement dated as of July 30, 1996 (the "Stockholders Agreement"). The Stockholders Agreement, among other things, entitles Abe Ginsburg, Allan Ginsburg, Robert Chestnov and Howard Ginsburg, in their capacity as a stockholders' committee (in such capacity, collectively, the "Stockholders Committee"), acting by the vote of at least two-thirds, or by the unanimous written consent, of the members of the Stockholders Committee, for a period of ten years from the date of the Stockholders Agreement, to direct the voting of the shares of Common Stock, $1.00 par value per share (the "Common Stock"), of Borrower with respect to which the signatory stockholders have or share, or may hereafter have or share, voting power with respect to all matters submitted to stockholders of the Company at any annual or special meeting of stockholders of the Company or pursuant to a written consent in lieu thereof. At October 21, 2002, the Stockholders Committee was entitled, pursuant to the Stockholders Agreement, to direct the vote as to 1,003,820 shares of Common Stock (39.2%). Borrower does not consider the members of the Stockholders Committee to be Affiliates for purposes of the Agreement and shall not be considered employees for purposes of Section 9.17.

         3. Borrower does not consider the directors or officers of Borrower to be Affiliates of Borrower for purposes of the Agreement. The names of each such director and officer has previously been furnished in writing to Lender.

                            SUBSIDIARIES OF BORROWER
                            ------------------------

                                                           Percentage of Voting
                                    Jurisdiction of         Securities Owned by
Name                                Incorporation             the Registrant
----                                -------------             --------------

Bonnie International (Hong
   Kong) Ltd.                       Hong Kong                       100%

Aetna Handbags of Haiti, S.A.       Haiti                           100%

Bonlyn Taiwan Co., Ltd.             Taiwan                          100%

Cosmopolitan of Haiti, S.A.         Haiti                           100%

JLN, Inc. (1)                       Delaware                        100%

The Bag Factory Inc. (2)            New Jersey                      100%

Investments (JLN) Ltd.              Delaware                        100%

Max N. Nitzberg, Inc.               Pennsylvania                    100%

Topsville, Inc.                     Florida                         100%(3)

Josell Global Sourcing Ltd.         Hong Kong                       100%(4)

-----------------------------
(1) In the past, this entity also did business under the name "Marilyn USA." Such name is not presently used.
(2) In the past, this entity also did business under the name "Satchels." Such name is not presently used.
(3) Owned 100% by Max N. Nitzberg, Inc. which is a wholly-owned direct subsidiary of the Registrant.
(4) Owned 100% by Topsville, Inc., which is a wholly-owned indirect subsidiary of the Registrant.

                                  Schedule 5.8

                                   Real Estate
                                   -----------

1.       Owned Facilities:
         ----------------

                  5801 Jefferson Street
                  West New York, NJ 07093
                  (also known as:
                  635 59th Street
                  West New York, NJ 07093)

         Owned within the last 5 years:
         ------------------------------

                  111 North Main Street
                  Ferris, Texas 75125
                  (by JLN, Inc.)

2.       Leased Properties:
         -----------------

                  1375 Broadway (5th  Floor)
                  New York, NY 10018
                  (Banner New York division of Jaclyn, Inc.)
                  Landlord Name and Address: Statecourt Enterprises, Inc.
                                             c/o Williams Real Estate Co. Inc.
                                             380 Madison Avenue
                                             New York, New York 10017

                  33 East 33rd Street (2nd Floor)
                  New York, NY 10016
                  (Jaclyn Apparel/Emerson Road/I. Appel division of
                  Jaclyn, Inc.)
                  Landlord Name and Address: Elias Kalimian as Trustee
                                             d/b/a/ Elk Investors
                                             641 Lexington Avenue
                                             New York, New York 10022


                  330 Fifth Ave.
                  New York, NY 10001
                  (Bonnie/Shane/ Kiddie division of Jaclyn, Inc.)
                  Landlord Name and Address: Skyler 330 LLC
                                             307 Fifth Avenue
                                             New York, New York 10001


Excluded from the foregoing list is a sourcing office of Borrower located in Shanghai, China.

3.       Public Warehouses (finished goods shipping points)
         -------------------------------------------------

                  Integrated Distribution Systems Inc.
                  7101 N.W. 32nd Avenue
                  Miami, Florida  33147
                  Landlord Name and Address: Same as above


                  Pacific Connections
                  3600 LaSalle Street
                  Ontario, California 91761
                  Landlord Name and Address: Same as above


                  Three Star Distributors, Inc.
                  321 First Street
                  Elizabeth, New Jersey 07206
                  Landlord Name and Address: Same as above

                  Erlanger Distribution*
                  799 Palyrita Avenue
                  Riverside, California  92507
                  Landlord Name and Address: Same as above


                  Merchandise Warehouse Co., Inc.*
                  1414 South West Street
                  Indianapolis, Indiana 46206
                  Landlord Name and Address: Same as above


                  Schenker Indianapolis Warehouse
                  2375 Hadley Road
                  Plainfield, Indiana 446241
                  Landlord Name and Address: Same as above

-------------------------------
This location has been used in the past as an outside warehouse location but is not presently being used by Borrower as a location of its inventory or other assets.

                                  Schedule 5.9

                  Registered Patents, Trademarks and Copyrights
                  ---------------------------------------------

         Borrower has no registered patents or copyrights. A list of the registered trademarks and applications for registration of trademarks of Borrower is attached hereto, which list in incorporated by reference herein and made a part hereof.

         Borrower also uses the following tradenames: Jaclyn, Bonnie, Shane, Aetna, Jaclyn Apparel, JLN and Banner New York. In addition, in connection with sales of its products in the ordinary course of business, Jaclyn uses the following names which, to its knowledge, are owned or may be used by the following companies: Coldwater Creek, Blair, Estee Lauder, Faded Glory (Wal
Mart) and Cherokee (Target Stores).

         Borrower is a party to the license agreements listed as items 3 and 4 on Schedule 5.17.

                          JACLYN, INC. AND SUBSIDIARIES
                       REGISTERED TRADEMARKS/APPLICATIONS
                        U.S. Patent and Trademark Office
                        --------------------------------


Trademark                                  Application/Registration No.
---------                                  ----------------------------

111 MAIN (application)                     76/429,676 (application no.)
LINDSAY-LYN                                2,332,941
TURTLE CREEK                               2,156,659
EMERSON ROAD                               2,091,425
SUSAN GAIL                                 2,032,129
ON TOUR                                    1,990,042
REDWOOD FALLS                              2,099,782
ANDE                                       2,099,769
SMOKE VALLEY                               2,074,163
EURO TREND                                 2,062,451
SUSAN GAIL                                 1,806,109
SADDLE RIVER                               1,495,108
ANDE                                       1,480,805
SADDLE RIVER                               1,402,172
SMOKE VALLEY                               1,352,815
TRAVEL-PAK                                 1,259,427
MR. G                                        938,364
I-APPEL                                      876,584
CITY SPRITES BY JACLYN                       820,961
JACLYN U.S.A.                                784,632
SMART TIME                                   784,057
VANITY FAIR BY AETNA                         768,333
ME & COMPANY                               2,190,719
--------------------

                                  Schedule 5.13

                                   Litigation
                                   ----------

                                      None

                                  Schedule 5.14

                  Locations of Records Relating to Receivables
                  --------------------------------------------


1.       635 59th Street
         West New York, NJ 07093

2.       11800 NW 102 Road
         Medlay, Florida 33178
         (Topsville, Inc.)

                                  Schedule 5.15

                               Inventory Locations
                               -------------------


         Reference is made to the information contained on Schedule 5.8 of these Schedules, which information is incorporated by reference herein and made a part hereof.

                                  Schedule 5.16

                               Equipment Locations
                               -------------------


         Reference is made to the information contained on Schedule 5.8 of these Schedules, which information is incorporated by reference herein and made a part hereof.

                                  Schedule 5.17

                                      Liens
                                      -----

1. Liens in favor of Lender pursuant to the Mortgage dated August 14, 2002 between Borrower and Lender, including Uniform Commercial Code financing statements in favor of Lender in connection therewith.

2. Liens in favor of Fleet National Bank ("Fleet") in connection with the Indebtedness of Borrower to Fleet which will be discharged in connection with the closing of the Loans.

3. Pursuant to the License Agreement dated February 12, 1999 between Warner Bros., a division of Time Warner Entertainment Company L.P. ("Warner") and Borrower (with regard to "Looney Tunes" cartoon characters), Borrower has granted in favor of Warner a security interest in Borrower's inventory of Licensed Products (as defined in such License Agreement) to secure amounts due from Borrower to Warner under such License Agreement. Pursuant to the License Agreement, such security interest is subordinate to any security interest that Borrower's bank may have in Borrower's inventory.

4. Pursuant to the License Agreement dated July 31, 2000 between Warner and Borrower (with regard to "Harry Potter"), Borrower has granted in favor of Warner a security interest in Borrower's inventory of Licensed Products (as defined in such License Agreement) to secure amounts due from Borrower to Warner under such License Agreement. Pursuant to the License Agreement, such security interest is subordinate to any security interest that Borrower's bank may have in Borrower's inventory.

5. On June 18, 1996, McCrackin Industries ("McCrackin") transferred to Borrower all right, title and interest in and to the registered trademarks Redwood Falls, Saddle River, Smoke Valley and Ande, and certain trademark applications relating thereto. Borrower understands that liens appear on the official records of the United States Patent and Trademark Office reflecting the filing, after June 18, 1996, by Finova Capital Corporation of liens against such trademarks that purportedly were granted by McCrackin. Borrower has not granted any such liens as to these trademarks (which are not material to the operation of the present or the anticipated future business of Borrower).

6. A list of additional liens is attached hereto, which list is incorporated by reference and made a part hereof.

                                  Schedule 5.18

                                  Indebtedness
                                  ------------


1. Indebtedness to Lender pursuant to a promissory note dated August 14, 2002 in the original principal amount of $3,250,000.

2. Indebtedness to Fleet in connection with documentary letters of credit issued by Fleet with an aggregate face amount not in excess of $3,000,000.


                                  Schedule 5.23

                      List of Bank and Securities Accounts
                      ------------------------------------

 Account Owner                   Account Description       Account Location         Account No.
 -------------                   -------------------       ----------------         ----------
 --------------------------------------------------------------------------------------------------
 Jaclyn, Inc.                    Payroll                   Fleet National Bank       0213-011-999
 --------------------------------------------------------------------------------------------------
 Jaclyn, Inc.                    Operating                 Fleet National Bank       0213-011-980
 --------------------------------------------------------------------------------------------------
 Jaclyn, Inc.                    Customs ACH               Fleet National Bank       0213-012-006
 --------------------------------------------------------------------------------------------------
 Jaclyn, Inc.                    Money Market              Fleet National Bank       2214-32-053
 --------------------------------------------------------------------------------------------------
 JLN, Inc.                       Operating                 Fleet National Bank       0213-012-022
 --------------------------------------------------------------------------------------------------
 JLN, Inc.                       Payroll                   Bank of America           0012-9075-9324
 --------------------------------------------------------------------------------------------------
 Investments (JLN) Ltd.          Operating                 Fleet National Bank       0213-012-014
 --------------------------------------------------------------------------------------------------
 Bonnie International (Hong      Operating (Hong Kong$)    Citibank                  08982953
 Kong) Ltd.
 --------------------------------------------------------------------------------------------------
 Bonnie International (Hong      Operating (US$)           Citibank                  08081727
 Kong) Ltd.
 --------------------------------------------------------------------------------------------------
 Jaclyn, Inc.                    Stock Repurchase          First Institutional       07F-428043
                                                           Securities, LLC
 --------------------------------------------------------------------------------------------------